Smart Balance Announces Executive Appointments

Paramus, N.J. (January 24, 2008) – Smart Balance Inc. (NasdaqGM: SMBL) announced the appointments of two executives today. William Keane, previously vice president and operations controller, has been named to the new position of vice president, operations analysis. Christine Sacco has joined the Company in the position of vice president and operations controller, replacing Keane.

Keane’s responsibilities will include playing a critical role in the identification and implementation of strategic productivity initiatives to reduce cost and improve efficiencies in the Company’s operations. He will report to Alan Gever, executive vice president and chief financial officer. Sacco will be in charge of the operations accounting functions and will also manage treasury operations. She will report to John Konzelmann, vice president and chief accounting officer. Both Keane and Sacco will be involved in the development and installation of new ERP and finance systems.

“I’m excited that Bill will bring his extensive knowledge of the business to this new role working on productivity, which is crucial to the long term growth of Smart Balance.” said Gever. “Christine will add more depth and public company expertise to our team and help us to continue to transform our business model.”

Keane, an integral part of Smart Balance and its predecessor companies for 22 years, was originally hired as controller of Nutrition Industries and subsequently named vice president. Keane has managed all facets of finance, including multiple sales of businesses and acquisitions of brand lines. Prior to his experience in the food industry, Keane worked for 13 years at R. D. Hunter & Company, CPA’s, servicing varied industries in audit, accounting and taxes. He graduated from Wheeling College with a bachelor’s degree in accounting and is a Certified Public Accountant.

Before joining Smart Balance, Sacco was employed at Alpharma Inc., a specialty pharmaceutical company, where she had a variety of roles including director of financial reporting, and most recently, vice president and treasurer.  She began her career with Ernst & Young and worked for five years in the Audit and Assurance group. Sacco graduated from St. Thomas Aquinas College with a bachelor’s degree in accounting and is a Certified Public Accountant.

The Company issued to Sacco inducement stock options to purchase 125,000 shares of common stock with an exercise price of $9.88 per share, which is the last sale price of common stock on January 22, 2008, the date of the option grant and the first available trading date following Sacco’s first date of employment with the Company. Fifty percent of the options vest quarterly in arrears over a four year period. Twenty-five percent of the options vest when the closing stock price is at least $16.75 per share for twenty out of thirty consecutive trading days. The remaining twenty-five percent vest when the closing price is at least $20.25 per share for twenty out of thirty consecutive trading days. All of the options are subject to accelerated vesting in the event of death, disability, or after a “change of control.” The stock option grants meet the “employee inducement” exception to NASDAQ Marketplace Rule 4350 requiring shareholder approval of equity-based incentive plans.

About Smart Balance Inc.

Smart Balance Inc. (NasdaqGM: SMBL) is committed to providing superior tasting heart healthier alternatives in every category it enters by avoiding trans fats naturally, balancing fats and/or reducing saturated fats, total fat and cholesterol. The company’s products include Smart Balance® Buttery Spreads, Milk, Butter Blend Sticks, Cream Cheese, Peanut Butter, Microwave Popcorn, Cooking Oil, Mayonnaise, Non-Stick Cooking Spray and Cheese. Smart Balance Inc. is one of the five fastest growing food companies in the United States, according to Nielsen sales figures. For more information about products and the Smart Balance™ Food Plan, visit http://www.smartbalance.com.

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Media Contact:	Investor Contact:
Nicole Atkinson	John Mintz
natkinson@hillmanpr.com	investor@smartbalance.com
Sandy Hillman Communications	Smart Balance Inc.
410-616-8947	201-568-9300